DMEAST #2022490 v9
DMEAST #2022490 v9              2
                          AMENDMENT TO
                INVESTMENT SUB-ADVISORY AGREEMENT


      THIS AMENDMENT ("Amendment") is made as of the 25th day of April, 2008 by and among Old Mutual Capital, Inc. (the "Adviser"), Ashfield Capital Partners, LLC (the "Sub-Adviser"), and Old Mutual Funds II (formerly known as Old Mutual Advisor Funds II), a Delaware statutory trust (the "Trust") to the Investment Sub-Advisory Agreement dated the 3rd day of July, 2007 by and between the Adviser, Sub-Adviser, and the Trust (the "Sub-Advisory Agreement").

     The parties desire to: (i) reduce the compensation paid under the Sub-Advisory Agreement with respect to Old Mutual Large Cap Growth Concentrated Fund ("Large Cap Growth Concentrated Fund"); (ii) reflect the completion of the reorganization of Old Mutual Large Cap Growth Fund ("Large Cap Growth Fund") into Large Cap Growth Concentrated Fund (the "Reorganization"); (iii) reflect the name change of Large Cap Growth Concentrated Fund to "Old Mutual Large Cap Growth Fund"; and (iv) reflect the Trust's name change to Old Mutual Funds II, which change was effective November 19, 2007. Accordingly, Schedule A of the Sub-Advisory Agreement is deleted in its entirety and replaced with amended Schedule A, attached hereto.

     This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument. All other terms of the Sub-Advisory Agreement shall remain in full force and effect.

     This  Amendment has been executed as of the date set  forth above  by  a  duly  authorized officer  of  each  party  and  is
effective   immediately   following   the   closing    of    the
Reorganization.

OLD MUTUAL CAPITAL, INC., , OLD MUTUAL FUNDS II
, ,
By:   /s/ Mark E. Black, , By:     /s/ Robert T. Kelly
Name: Mark E. Black, , Name:  Robert T. Kelly
Title:    Chief Financial Officer, , Title:  Treasurer
, ,
, ,
ASHFIELD CAPITAL PARTNERS, LLC, ,
, ,
By:  /s/ Claudia Owen, ,
Name:     Claudia Owen , ,
Title:    Chief Financial Officer, ,

                                   SCHEDULE A
                              DATED APRIL 25, 2008
                                       TO
                        INVESTMENT SUB-ADVISORY AGREEMENT
                                      AMONG
                         ASHFIELD CAPITAL PARTNERS, LLC
                            OLD MUTUAL CAPITAL, INC.
                                       AND
                               OLD MUTUAL FUNDS II
                               DATED JULY 3, 2007

             PORTFOLIO, Sub-Advisory Fee Breakpoint Asset Thresholds

, $0 to less than $300 million, $300 million to less than $500 million, $500 million to less than $750 million, $750 million to less than $1.0 billion, $1.0 billion to less than $1.5 billion, $1.5 billion to less than $2.0 billion, $2.0 billion or greater
, , , , , , ,
Old Mutual Large Cap Growth Fund, 0.50%, 0.45%, 0.40%, 0.35%, 0.30%, 0.25%,
0.20%
, , , , , , ,
, , , , , , ,
Old Mutual Select Growth Fund, 0.55%, 0.50%, 0.45%, 0.40%, 0.35%, 0.30%, 0.25%

      Breakpoints will be calculated based on the total assets of each Fund